UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 21, 2020
EXAGEN INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39049	20-0434866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1261 Liberty Way
Vista, CA 92081
(Address of principal executive offices) (Zip Code)
(760) 560-1501
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XGN	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 21, 2020, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the "Board") of Exagen Inc. (the "Company"), and pursuant to the bylaws of the Company, the Board approved an increase in its authorized size from eight members to nine members and appointed Wendy Johnson to fill the vacancy created by such increase and serve as a Class III director, with an initial term expiring at the Company's 2022 annual meeting of stockholders. The increase and appointment will be effective as of October 1, 2020. In connection with her appointment to the Board, Ms. Johnson was also appointed to the Audit Committee of the Board, effective as of October 1, 2020. Following Ms. Johnson's appointment, the Audit Committee will consist of Jeff Elliott, Wendy Johnson and Tina S. Nova, Ph.D.
Wendy Johnson is currently the Chief Operating Officer of Reneo Pharmaceuticals where she is responsible for day-to-day operations, and was instrumental in setting up the company’s UK corporate entity. Ms. Johnson was previously the Interim Chief Operating Officer of AmpliPhi Biosciences Corporation from September 2014 to January 2017, and a member of its board of directors from May 2014 until its merger with C3J Therapeutics (Armata Pharmaceuticals) in May 2019. From 2005 to January 2014, Ms. Johnson served as a venture partner at ProQuest Investments, a venture capital firm. From 2006 to January 2014, Ms. Johnson served as the President and Chief Executive Officer of Aires Pharmaceuticals, a ProQuest portfolio company, until its sale to MAST Therapeutics in 2014. Prior to joining ProQuest, she held senior business and corporate development positions at Salmedix Inc., WomenFirst Healthcare, Prizm Pharmaceuticals (Selective Genetics Inc.), Cytel Corp., Synbiotics Corp., and Murex Corp. (Cambridge U.K.). Additionally, Ms. Johnson served as Assistant Director with the Center for Devices and Radiological Health at the U.S. Food and Drug Administration. Ms. Johnson is also presently on the Board of Directors of MorphoSys AG, one of the oldest biotechnology companies in Europe. Ms. Johnson received an M.B.A. from Loyola University Maryland, her M.S. in Clinical Microbiology from the Hahnemann Medical School, and her B.S. in Microbiology from the University of Maryland.
Pursuant to the Company's non-employee director compensation program, on the effective date of Ms. Johnson's appointment to the Board, she will be granted an option to purchase 15,000 shares of the Company's common stock with an exercise price equal to the fair market value of the common stock on the date of grant, which will vest over three years in equal installments on each monthly anniversary of the grant date, subject to her continuing service on the Board through the applicable vesting date. Ms. Johnson will also receive cash compensation for her service on the Board in accordance with the non-employee director compensation program, which is filed as Exhibit 10.42 to the Company's Annual Report on Form 10-K, filed with the SEC on March 25, 2020. Ms. Johnson will enter into the Company's standard indemnification agreement for directors, the form of which was filed as Exhibit 10.38 to the Company's Annual Report on Form 10-K, filed with the SEC on March 25, 2020.
There is no arrangement or understanding between Ms. Johnson and any other person pursuant to which Ms. Johnson was appointed as a director. Ms. Johnson is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Board has determined that Ms. Johnson is an independent director in accordance with the listing requirements of the Nasdaq Global Market.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAGEN INC.

Date: September 23, 2020	By:	/s/ Kamal Adawi
Kamal Adawi
Chief Financial Officer